October 2009 Pricing Sheet dated October 28, 2009 relating to Preliminary Terms No. 233 dated October 26, 2009 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D    I N V E S T M E N T S
Opportunities in U.S Equities
Buffered PLUS Based on the iShares® Dow Jones U.S. Real Estate Index Fund due May 4, 2010
Buffered Performance Leveraged Upside SecuritiesSM

PRICING TERMS – OCTOBER 28, 2009
Issuer:	Morgan Stanley
Maturity date:	May 4, 2010
Underlying shares:	Shares of the iShares® Dow Jones U.S. Real Estate Index Fund
Aggregate principal amount:	$3,437,500
Payment at maturity per Buffered PLUS:	▪	If the final share price is greater than the initial share price: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
▪
If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 5% from the initial share price: $10

	▪	If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 5% from the initial share price:
($10 x share performance factor) + $0.50
This amount will be less than the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $0.50 per Buffered PLUS.
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Leveraged upside payment:	$10 x leverage factor x share percent increase
Initial share price:	$39.63, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date, times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Valuation date:	April 29, 2010, subject to postponement for certain market disruption events
Leverage factor:	150%
Buffer amount:	5%
Maximum payment at maturity:	$11.70 per Buffered PLUS (117% of the stated principal amount)
Minimum payment at maturity:	$0.50 per Buffered PLUS (5% of the stated principal amount of the Buffered PLUS)
Interest:	None
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS
Pricing date:	October 28, 2009
Original issue date:	November 4, 2009 (5 business days after the pricing date)
CUSIP:	617484613
ISIN	US6174846138
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered PLUS	$10	$0.15	$9.85
Total	$3,437,500	$51,562.50	$3,385,937.50
(1)  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 233 dated October 26, 2009
Prospectus Supplement for PLUS dated August 20, 2009
Prospectus dated December 23, 2008

THE BUFFERED PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE BUFFERED PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.